Exhibit 10.1

[CLAYTON HOLDINGS, INC. LETTERHEAD]

October 18, 2006

Mr. Lou Iannaccone
16 Lookout Drive, No.
Fairfield, CT 06825

Dear Lou:

This letter confirms your separation from employment with Clayton Holdings, Inc. (formerly known as CMH Holdings, Inc.) and any and all of its subsidiaries or affiliates, including but not limited to Clayton Technologies, Inc. (collectively, the “Company”).  This letter also confirms the agreement that you have reached with the Company with respect to your separation.  The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims, permitting you to receive separation pay and related benefits, and acknowledging your continuing obligations to the Company.   If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement voluntarily.

With those understandings, you and the Company agree as follows:

1.                                       Resignation from Employment

This confirms that, subject to your continued good faith performance of the responsibilities of your position and your not otherwise providing the Company with Cause to terminate your employment, you will resign from employment with the Company and your position as the Company’s Chief Information Officer effective on February 28, 2007 (the “Resignation Date”).

2.                                       Severance Benefits

(a)           Severance Pay.  The Company shall pay you severance pay (“Severance Pay”) consisting of salary continuation at your final base salary rate of $ 260,000 per year effective for the period from the date immediately following the Resignation Date to and including February 29, 2008 (the “Severance Pay Period”).  The Company shall pay you Severance Pay on its regular payroll dates applicable to your position with the Company, provided that the Company is not obligated to include you on the payroll during the Severance Pay Period unless this Agreement becomes effective in accordance with Section 20, below.

(b)           Health Benefits.  Your rights and obligations under COBRA will be explained in a separate letter to you describing your medical and dental insurance continuation rights under COBRA.  To continue your medical and dental insurance coverage, you must elect COBRA continuation coverage.  If you elect COBRA continuation coverage and provided that you and any beneficiaries remain eligible for COBRA continuation coverage, the Company shall continue to pay for medical and dental insurance premiums for coverage of you and any beneficiaries to the same extent as if you had remained employed to the end of the Severance Pay Period.  You will be responsible for the remaining portion of such coverage as if you remained employed.  You hereby authorize the deduction of the portion for which you are responsible from your Severance Pay.  If you elect COBRA continuation coverage, you may continue coverage for yourself and any beneficiaries after the end of the Severance Pay Period at your own expense for the remainder of the COBRA period, to the extent you and they remain eligible.

3.                                       Incentive Compensation

The Company shall pay you incentive compensation for the year ending December 31, 2006 in an amount set by the Company’s Board of Directors, which target amount shall be $156,000, adjusted to reflect the level of certain Company performance objectives, except that you understand and agree that any bonus paid to you will be reduced by $35,000 to the extent that you materially fail to ensure, as determined in good faith by the Company’s Board of Directors, that the Company has by December 31, 2006, met certain technology development milestones agreed to between you and the Company’s Chief Financial Officer, that relate to the Company’s (1) Sarbanes-Oxley Act of 2002 requirements, and (2) remediation of significant internal control deficiencies set forth in Grant Thornton’s memo to the Company dated December 31, 2005.  You understand and agree that you will not be eligible to receive any incentive compensation for any period beginning January 1, 2007 or thereafter.

4.                                       Stock Options

All options that you hold to purchase shares of the Company’s common stock pursuant to the CMH Holdings, Inc. 2005 Stock Option and Grant Plan or any predecessor plan that are not vested as of your Resignation Date shall lapse on that date and will not be exercisable.  As you know, you and the Company entered into an Incentive Stock Option Agreement with a grant date of November 5, 2004 (the “Incentive Stock Option Agreement”) pursuant to which the Company granted you options to purchase 178,360 shares of common stock in the Company at an exercise price of $0.243889964 per share pursuant to a vesting schedule set forth in the Incentive Stock Option Agreement.  You acknowledge that on or about March 1, 2006, the Company effected a reverse stock split by which the number of any options held by you was divided by four (4) and the exercise price was multiplied by four (4).  Based on that reverse stock split, the following summarizes all vested options issued to you in the Incentive Stock Option Agreement that have not been exercised as of the date of this Agreement and that shall remain exercisable by you as of the Resignation Date, assuming that your employment does not terminate prior to the Resignation Date and that you do not exercise any options prior to the Resignation Date:

		Vested and
		Exercisable Shares	Unvested Shares	Exercise
Grant Date	No. of Shares	as of 2/28/07	as of 2/28/07	Price
11/5/04	44,590	37,158	7,432	0.975559856

The exercise of any such stock options shall be subject to the terms of the CMH Holdings, Inc. Stock Option and Grant Plan and the Incentive Stock Option Agreement, including, without limitation, the time limits on exercise.

5.                                       Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

6.                                       Return of Property

You confirm that, on the Resignation Date, you will return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, cell phones, personal data assistants, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective).  You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Resignation Date.  In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

7.                                       Acknowledgement of Enforceability of Employee Agreement

You understand and agree that you entered into an Employee Agreement with the Company on or about September 6, 2005, a copy of which is attached at Tab A (the “Employee Agreement”) and that, in addition to governing terms for your employment through February 28, 2007, the Employee Agreement also contains certain provisions that survive the termination of your employment with the Company including, but not limited to, agreements related to Proprietary Information (Sections 1 and 2), return of Company property upon termination of employment (Section 6), Enforcement of Intellectual Property Rights (Section 7) and Restrictions on post-termination activities (Section 8).  You acknowledge and agree that your continued employment as an at-will employee of the Company constituted adequate consideration for the Employee Agreement when you executed it and that the payments and benefits provided to you by the Company pursuant to this Agreement constitute additional consideration to support the Employee Agreement as it is acknowledged and agreed to herein.

8.                                       Release of Your Claims

In consideration for, among other terms, the payments and benefits described in Section 2, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•                  relating to your employment by the Company and the termination of your employment with the Company;

•                  of wrongful discharge;

•                  of breach of contract, including, but not limited to, breach of the Employment Agreement between you and Clayton Technologies, Inc. dated September 15, 2004 (the “Employment Agreement”);

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and/or Claims brought pursuant to the Connecticut Human Rights Law);

•                  under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act);

•                  of defamation or other torts;

•                  of violation of public policy;

•                  for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement.

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

9.                                       Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents.  You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents.

10.                                 Information Concerning Actual, Potential or Alleged Financial Irregularities

You represent that you are not aware of any actual, potential or alleged financial irregularities concerning the Company.

11.                                 Future Cooperation

You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information.  You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel.  The Company shall not utilize this Section 11 to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have.  You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness.  The Company shall also reimburse you for any pre-approved reasonable business travel expenses that you incur on the Company’s behalf as a result of your litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

12.                                 Suspension or Termination of Payments

In the event that you fail to comply with any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate or suspend its payments to you under this Agreement.  The termination or suspension of such payments in the event of such breach by you will not affect your continuing obligations under this Agreement.  Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Agreement consists of initiating a legal action in which you contend that the release set forth in Section 8 is invalid, in whole or in part, due to the provisions of 29 U.S.C. § 626(f).

13.                                 Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

14.                                 Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

15.                                 Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.                                 Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.                                 Enforcement

(a)           Jurisdiction.  You and the Company hereby agree that the Superior Court of the State of Connecticut and the United States District Court for the District of Connecticut shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement.  With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b)           Relief.  You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 6, 7, 8, 9 or 11, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under Sections 6, 7, 8, 9 or 11, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.  In the event that the Company prevails in any action to enforce Sections 6, 7, 8, 9 or 11, then you also shall be liable to the Company for attorney’s fees and costs incurred by the

Company in enforcing such provision(s).  In addition, in the event that you breach your continuing obligations under any portion of Section 7 of the Employee Agreement you agree that the restrictions of Section 7 of the Employee Agreement shall remain in effect for the period of such breach notwithstanding the period of one (1) year set forth in Section 7 of the Employee Agreement and you further agree that the same restrictions shall apply for a period of one (1) year commencing effective upon the cessation of any such breach.

18.                                 Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the State of Connecticut, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

19.                                 Entire Agreement

This Agreement constitutes the entire agreement between you and the Company.  This Agreement supersedes any previous agreements or understandings between you and the Company, including but not limited to the Employment Agreement.  This Agreement does not, however, supersede your continuing obligations to the Company as set forth in the Employee Agreement (Tab A), which remain in full force and effect.

20.                                 Time for Consideration; Effective Date

You have the opportunity to consider this Agreement for twenty-one (21) days before signing it.  To accept this Agreement, you must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one (21) day period.  If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.  For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the undersigned.  For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

21.                                 Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the time period set forth above.

Very truly yours,

CLAYTON HOLDINGS, INC.

By:	/s/ Frederick Herbst	October 18, 2006
	Frederick Herbst	Date
Chief Financial Officer

Enclosure (Tab A – Employee Agreement)

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:

/s/ Louis A. Iannaccone	October 18, 2006
Louis A. Iannaccone	Date